Exhibit (h)(1)(v)
AMENDMENT TO
TRANSFER AGENCY AND SERVICE AGREEMENT
     THIS AMENDMENT TO TRANSFER AGENCY AND SERVICE AGREEMENT is made as of the 1st day of September, 2011 (the “Amendment”), by and among Boston Financial Data Services, Inc. (“BFDS”), Allianz Funds Multi-Strategy Trust (the “Fund”) and Allianz Global Investors Fund Management LLC (“AGIFM”).
     WHEREAS, State Street and the Fund have entered into a Transfer Agency and Service Agreement, dated October 3, 2008, as amended or restated through the date hereof (the “Transfer Agency Agreement”), pursuant to which BFDS provides services in its capacity as transfer agent, dividend disbursing agent and agent in connection with certain other activities on behalf of the Fund and its series of shares (each, a “Portfolio”); and
     WHEREAS, AGIFM and the Fund have entered into an Administration Agreement, dated September 1 2011, as amended or restated (the “Administration Agreement”), with respect to the Portfolios listed on Schedule A hereto (the “Covered Portfolios”), pursuant to which AGIFM has agreed to provide or procure, at its own expense, various administrative and related services on behalf of the Covered Portfolios, including transfer agency, dividend disbursing and other services provided under the Transfer Agency Agreement; and
     WHEREAS, in accordance with the Administration Agreement, the Fund and AGIFM wish to make AGIFM a party to the Transfer Agency Agreement for purposes of assuming from the Fund the contractual obligation to pay or reimburse fees and expenses by the Fund with respect to or attributable to the Covered Portfolios under the Transfer Agency Agreement, and BFDS wishes to accept and agree to the foregoing.
     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, BFDS, the Fund and AGIFM, intending to be legally bound, hereby agree as follows:
1. BFDS and the Fund hereby agree to make AGIFM a party to the Transfer Agency Agreement solely for the purpose specified in Section 2 herein, AGIFM hereby agrees to become a party to the Transfer Agency Agreement for such purpose, and the Transfer Agency Agreement is hereby amended to add AGIFM as a party thereto for such purpose, with effect as of the date first written above (the “Effective Date”).
2. The parties agree that, on and after the Effective Date, AGIFM shall be responsible to BFDS for the portion of the fees and expenses payable or reimbursable to BFDS pursuant to Sections 3 or 12 of the Transfer Agency Agreement which are attributable or allocable to the Covered Portfolios (but not the portion of such fees and expense attributable or allocable to any other Portfolio of the Fund, which shall remain the responsibility of the Fund). The Fund hereby assigns such obligations under the Transfer Agency Agreement with respect to the Covered

Portfolios to AGIFM, AGIFM hereby accepts such assignment, and BFDS hereby consents and agrees to such assignment.
3. This Amendment shall not have the effect of amending or superseding the Transfer Agency Agreement in any way or for any purpose other than as specified in Sections 1 and 2 above.
4. This Amendment and the obligations hereunder shall become effective on the Effective Date and shall continue, unless sooner terminated as provided below, for so long as both the Transfer Agency Agreement and the Administration Agreement remain in effect. This Amendment may be terminated by the Fund or by AGIFM upon thirty (30) days’ prior written notice to the other parties.
5. Schedule A hereto may be amended to add or remove Covered Portfolios to be covered under this Amendment by written instrument executed by the Fund and AGIFM and provided to BFDS.
6. A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations under this instrument are not binding upon any of the Trustees or holders of shares of beneficial interest of the Fund or any Portfolio individually but are binding only upon the respective assets and property of the Fund and each Portfolio.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

BOSTON FINANCIAL DATA SERVICES, INC.

By:	Tracy Shelby
Title:	Senior Vice President

ALLIANZ FUNDS MULTI-STRATEGY TRUST

/s/ Brian Shlissel

By:	Brian Shlissel
Title:	President

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

/s/ Brian Shlissel

By:	Brian Shlissel
Title:	Managing Director

Schedule A
Covered Portfolios
Allianz Global Investors Solutions 2015 Fund
Allianz Global Investors Solutions 2020 Fund
Allianz Global Investors Solutions 2030 Fund
Allianz Global Investors Solutions 2040 Fund
Allianz Global Investors Solutions 2050 Fund
Allianz Global Investors Solutions Retirement Income Fund

4